SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into this 10 day of October 2018, by and between Pimi Agro Cleantech Ltd., registration number 51-349712-3, a company organized and registered under the laws of the State of Israel with address at POB 360, Yokneam, Israel (the “Company”), and Mr. Dan Sztybel (“Sztybel”) on behalf of a company under his control, Dan Sztybel Consulting Group Ltd., Israeli ID No. 313935561residing at Kazan 2/3, Raanana, Israel (the “Contractor”).

WHEREAS, Company wishes to retain the services of the Contractor as an independent contractor, and the Contractor agrees to provide services to the Company, as an independent contractor, as of the Commencement Date of Services (as defined hereunder) and throughout the Term (as defined hereunder); and

WHEREAS, the parties desire to state the terms and conditions of the Contractor’s engagement by the Company.

NOW, THEREFOR, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1. Term

Contractor’s Services with Company shall commence as of October, 2018 (“Commencement Date of Services”) and shall continue in full force until terminated by either party as set forth herein.

2. Services

2.1. As of the Commencement Date of Services, the Contractor, shall provide the Company, personally by Mr. Sztybel and/or by personnel under his supervision, in the name and on behalf of the Contractor, with VP Business Development services (the “Services”).

2.2. The Contractor shall provide the Services in a part-time position scope of 80% (eighty percent), on retainer basis, of which at least one day a week Mr. Sztybel shall work at the Company premises and with respect to the remaining days of the week, Mr. Sztybel may work from any location unless otherwise mutually determined by the Parties. The Parties further intend to enter into a full-time position scope relationship.

2.3. The Contractor shall devote time, and efforts necessary to perform the Services under this Agreement, at a professional standard, well and faithfully, to the Company’s full satisfaction.

2.4. The Contractor shall report to the Company’s CEO, on the progress in the services’ provision on a monthly basis.

2.5. Equipment (if any) furnished to the Contractor by the Company for the purpose of the Services’ provision shall be the exclusive property of the Company and shall be returned to the Company immediately upon the expiration or termination of this Agreement for any reason whatsoever. The Contractor represent and warrant that they shall not transfer and/or use any equipment furnished to him by the Company, other than for the purpose of the Services’ provision.

2.6. The Contractor represent that there is no contractual or other legal restriction preventing or limiting him from entering into this Agreement or performing any of his/her obligations hereunder. The Contractor shall immediately notify the Company of any actual or potential conflict of interest that may arise with respect to their Services.

2.7. The Contractor shall not have the authority to sign contracts on behalf of the Company or to otherwise bind the Company in any manner whatsoever.

3. Consideration.

3.1. As final and total consideration for the Contractor’s full performance of this Agreement and for the provision of Services, the Company shall pay to the Contractor a monthly fee of 30,160 NIS (plus VAT) as of the Commencement Date. All payments shall be made against issuance of a valid tax invoice by the Contractor at the end of each month. It is hereby agreed that against a full time position scope, the Contractor’s fees will be increased accordingly to a monthly fee of 37,700 NIS (plus VAT).

3.2. Mobile allowance. The Contractor will be entitled to receive 250 NIS per month for cell phone expenses against issuance of a valid tax invoice by the Contractor at the end of each month.

3.3. Car. The Contractor will be entitled to car expenses reimbursement in the total monthly amount of 3,250 NIS plus VAT. Payments of the car expenses by the Company under this paragraph are in lieu of traveling expenses.

3.4. The fees shall be payable within 14 days following receipt of the Contractor’s tax invoice by the Company.

3.5. Withholdings shall be deducted at source from the payments made hereunder to the Contractor according to any applicable law. The Contractor shall bear any tax imposed in connection with the payments and benefits provided hereunder.

3.6. The Company shall bear and reimburse The Contractor for all expenses incurred by him in rendering the Services under this Agreement including but not limited to travel expenses, flights expenditures (business class) etc.

3.7. In the event of the Employee’s continuous employment with the Company at the date of grant by the Save Foods Inc., the Company’s parent company (hereinafter: “Save Foods”), to its and/or to Company’s employees or service providers of options to purchase Save Foods’ shares under employees’ stock option plan which Save Foods intend to adopt subject to receipt of all approvals and permits required by the applicable law (the “Plan”), then the Company shall recommend to the Board of Directors of Save Foods to grant the Mr. Sztybel 1,500,000 options to purchase up to 1,500,000 of Save Foods’ ordinary shares under the Plan, as determined by the Save Foods’ sole discretion and subject to any approvals required by the applicable law.

3.8. Such options shall vest over 36 months period following the Commencement Date of Service, as follows: (a) 500,000 options shall vest following 12 months as of the date of grant, (b) 125,000 options shall vest following the lapse of each 3 months period thereafter. All other terms and conditions of the options shall be consistent to those applicable to other options grant to employees of the Company.

4. Proprietary Information. As a condition precedent to the coming into force of this Agreement, The Contractor shall execute the Confidential Information, Invention Assignment and Non-Competition Agreement attached hereto as Annex A (the “Proprietary Rights Agreement”). The Proprietary Rights Agreement shall survive the termination of this Agreement.

5. Termination.

5.1. Each party may terminate this Agreement at its discretion at any time by providing the other party with a 30 days prior written notice of termination (the “Notice Period”).

5.2. During the Notice Period, The Contractor shall be obligated to continue to provide all of their Services and to take all steps, satisfactory to Company, to ensure the orderly transition to any person or entity designated by the Company of all matters handled by the Contractor in the framework of the Services provided to the Company.

5.3. Notwithstanding the provisions of Section 5.2 above to the contrary, concurrently with, or at any time after a Termination Notice is delivered by either party hereto, the Company shall be entitled to waive the Contractor’s Services for the Company during the Notice Period or any part thereof and/or terminate the business relationship prior to the completion of the Notice Period. In such event the Company shall pay to the Contractor an indemnity in lieu of notice in an amount equal to the fees that the Contractor would have received for the remaining part of the notice period, and payable on the same dates at which such fees would have received.

5.4. Notwithstanding the above, the Company shall be entitled to terminate the Services hereunder with immediate effect and without paying the Notice Period payments, where said termination is a Termination for Cause.

As used in this Agreement, the term “Termination for Cause” shall mean termination of Services as a result of the occurrence of any one of the following: (a) a breach of trust or fiduciary duties, including but not limited to theft, embezzlement, self-dealing, or breach of the provisions of the Proprietary Right Agreement; (b) any willful failure to perform or failure to perform competently any of the Contractor’s fundamental Services hereunder, or other breach of this Agreement, which was not cured within ten (10) days of receipt by the Contractor of written notice thereof; (c) an event in which the Contractor deliberately or gross negligently causes harm to the Company’s business affairs or reputation; (d) conviction of the Contractor in a crime or felony involving moral turpitude; or (e) other cause justifying termination of contract under applicable law, (collectively “Cause”).

5.5. Notwithstanding anything herein to the contrary and without derogating from the Company’s rights pursuant to any applicable law, in the event that the Contractor shall terminate his Services with the Company with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset any payments to which Contractor shall have otherwise been entitled for his Services hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to Contractor.

5.6. No indemnity will be due by reason of expiration, termination, or non-renewal of this Agreement for any reason whatsoever.

6. Relationship of the Parties; Indemnification.

6.1. It is expressed and acknowledged that The Contractor are an independent contractor and that this Agreement does not create any partnership, authority, agency or employer-employee relations between the Contractor and the Company.

6.2. The Contractor alone shall be liable for payment of all the taxes, national insurance and any other compulsory payment applicable to them in connection with its business, in connection with the Services provided by them to the Company and in connection with the performance of any of its obligations pursuant hereto.

6.3. Without derogating from the aforesaid, the parties agree that if, notwithstanding the agreement between them, it is in future determined by any judicial instance that during the period of this Agreement, employer-employee relations existed between the Contractor and/or anyone on his/her behalf, on the one hand, and the Company, on the other hand, and that she has the rights of a hired employee vis-à-vis the Company in respect of the contractual relationship the subject of this Agreement, the following provisions shall apply:

(a)	The Contractor shall indemnify the Company in respect of any claim and/or demand submitted against the Company Mr. Sztybel in respect of employer-employee relations, within 14 days of receiving written demand, and including cover for the legal costs occasioned to the Company as a result of such demand and/or claim.

(b)	If it is determined that if any payment must be made to the Contractor and/or anyone on their behalf in respect of employer-employee relations as aforesaid, the remuneration of an “employee” providing services such as those that the Contractor or Mr. Sztybel is supposed to provide to the Company, from the date of commencement of the contractual relations between the parties, shall not exceed NIS 75 gross per hour (“the wage”), for the provision of the Services as defined above and for the same number of working hours, as customary in the Company.

(c)	It is agreed and warranted that the consideration payable to the Contractor and/or anyone on his/her behalf pursuant hereto for the provision of the Services is higher than the wage received by the Company’s employees who perform work of a similar nature.

(d)	For the avoidance of doubt, the Company shall not pay twice for the provision of the Services pursuant to this Agreement, that is to say – any payment made to the Contractor and/or anyone on his/her behalf shall be instead and/or on account of any amount paid as a wage to the Contractor and/or anyone on his/her behalf.

(e)	In the event of a determination as aforesaid, accounting shall take place between the parties and the Contractor shall pay the Company any surplus amount received by him/her or anyone on his/her behalf over and beyond the wage during the period of this Agreement, together with full linkage and in accordance with the consumer price index and annual interest as prescribed in the Adjudication of Interest Law in respect of debts at the Execution Office, computed from the date on which any payment is made to the Contractor until the date on which it is actually returned by the Contractor to the Company, on the basis of the index known on the relevant date.

(f)	The Contractor is hereby giving the Company an irrevocable instruction to set off from any amount awarded in his/her favor, in consequence of the existence of employer-employee relations, if and insofar as such an award is made, the Contractor’s entire debt to the Company deriving from the accounting detailed above In addition in case of existence of employer-employee relations, the Parties will examine the need to enter into agreement which reflects the intent of the Parties.

7. Miscellaneous.

7.1. The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

7.2. This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv in any dispute related to this Agreement.

7.3. The Company shall be entitled to set-off any amount that the Contractor owes to the Company according to this Agreement and/or any applicable law, from any amount that the Contractor is entitled to receive from the Company.

7.4. Captions and paragraph headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation thereof.

7.5. This Agreement (and its Annexes) shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties.

7.6. The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

IN WITNESS WHEREOF, the parties have duly executed this Services Agreement on the day and year set forth above.

/s/ Benad Goldwasser		/s/ Dan Sztybel		/s/ Dan Sztybel

Pimi Agro Cleantech Ltd.		The Contractor		Mr. Dan Sztybel

By:	Benad Goldwasser	By:	Dan Sztybel	Date:	October 21, 2018

Title:	Chairman	Title:	CEO

Date:	October 21, 2018	Date:	October 21, 2018

Annex A

Confidential Information, Invention Assignment and Non-Competition Agreement

This Annex C constitutes an integral part of the Services Agreement (the “Agreement”) entered into on 10 day of October 2018, by and between Pimi Agro Cleantech Ltd., registration number 51-349712-3, a company organized and registered under the laws of the State of Israel with address at POB 360, Yokneam, Israel (the “Company”), and Mr. Dan Sztybel (“Sztybel”) on behalf of a company under his control, Dan Sztybel Consulting Group Ltd., Israeli ID No. 313935561 residing at Kazan 2/3, Raanana (the “Contractor”). Capitalized terms used and not otherwise defined herein shall have the respective meaning assigned to them in the Agreement.

We acknowledge that as a result of the Services provided under the terms and provisions of the Agreement, we may develop, receive, or otherwise have access to confidential or proprietary information which is of value to the Company. We therefore agree, as a condition of our relationship with the Company, as follows:

1. Confidential Information

1.1. Company Information. We agree at all times during the term of our Services and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. We understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom we called or with whom we became acquainted during the term of my Services), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.

1.2. Employer Information. We agree that we will not, during our Services with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that we will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.3. Third Party Information. We recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. We agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in performing my services for the Company consistent with the Company’s agreement with such third party.

2. Inventions

2.1. Inventions Retained and Licensed. We represent that there are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my Services with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder. If in the course of my Services for the Company, we incorporate into a Company product, process or service a Prior Invention owned by me or in which we have an interest, we hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

2.2. Assignment of Inventions. We agree that we will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which we may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time we am providing Services to the Company, and/or with the use of any Company’s equipment, supplies, facilities, or Confidential Information (collectively referred to as “Inventions”).

Without derogating from the generality of the foregoing, we further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Services with the Company are “works made for hire” owned by the Company, or its designee, and that we shall not be entitled to any additional compensation for creation or assignment of the same to the Company, including but not limited to, any consideration, compensation or royalty pursuant to Section 134 or any other provision of the Patent Law (“Additional Compensation”). We further waive the right to bring any claims, demands or allegations to receive compensation, consideration or royalty with respect to the Inventions before the Committee for Compensation and Royalties under the Patent Law (the “Compensation Committee”).

We hereby irrevocably transfer and assign to the Company and/or its assignees any and all Moral Rights (as defined below) that we may have in or with respect to any Invention. We also hereby forever waive and agree never to assert any and all Moral Rights we may have in or with respect to any Invention, even after termination of my Services with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his/her honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”. We further agree that, with respect to all Inventions and proprietary information and other matters concerning my Services to the Company that may result in publishable material, all such publication rights shall belong exclusively to the Company.

We understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

2.3. Maintenance of Records. We agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others). The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

2.4. Patent and Copyright Registrations. We agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. We further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Proprietary Rights Agreement. If the Company is unable for any reason to secure my signature to apply for or to pursue any application for any Israeli, United States or other foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then we hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3. Conflicting Services. Without derogating from my undertakings under my Services Agreement with the Company, we agree that, during the term of our Services to the Company, we will not engage in any other Services, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my Services, nor will we engage in any other activities that conflict with my obligations to the Company.

4. Returning Company Documents. We agree that, at the time of termination of my provision of Services to the Company, we will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Services to the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2.3 of this Proprietary Rights Agreement. Without derogating in any way from my undertakings under this Proprietary Rights Agreement, in the event of the termination of my Services to the Company, we agree to sign and deliver, for the sake of good order, a certification in form provided by the Company, confirming that we have complied with all the terms of this Proprietary Rights Agreement and reiterating my undertakings hereunder.

5. Notification of New Principal or Employer. Upon the termination of my provision of Services to the Company, we hereby grant consent to notification by the Company to my new principal and/or employer about my rights and obligations under this Proprietary Rights Agreement.

6. Unfair Competition and Solicitation.

We acknowledge that the provisions of this Proprietary Rights Agreement are reasonable and necessary to legitimately protect the Company’s Confidential Information, its property (including intellectual property and other proprietary information) and its goodwill (the “Company’s Major Assets”). We further acknowledge that we have carefully reviewed the provisions of this Proprietary Rights Agreement, have had the opportunity to consult with counsel of my choice, fully understand the consequences thereof and have assessed the respective advantages and disadvantages to me of entering into this Proprietary Rights Agreement. In light of the above provisions, we hereby undertake:

6.1. Non-competition. In consideration for compensation paid to me by the Company, we shall not, during our Services to the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an contractor, owner, partner, employee, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets or which competes anywhere in the world with the business of the Company as conducted or as then proposed to be conducted.

6.2. Non-Solicitation. We agree that during my Services to the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, we shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s personnel to leave their Services, or take away such personnel, or attempt to solicit, induce, recruit, encourage or take away personnel of the Company, either for myself or for any other person or entity; or (ii) solicit, hire, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is, or was within the preceding two years prior to termination of my Services, a customer or a supplier of the Company.

6.3. We further recognize and acknowledge that a breach of this Section 6 would cause the Company substantial non-revisable damages which may create a threat on the existence of the Company.

7. Representations. We agree to execute any proper oath or verify any proper document required to carry out the terms of this Proprietary Rights Agreement. We represent that my performance of all the terms of this Proprietary Rights Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Services by the Company. We hereby represent and warrant that we have not entered into, and we will not enter into, any oral or written agreement in conflict herewith.

8. We further recognize and acknowledge that my undertaking and obligations under this agreement shall also apply retroactively for the period we have worked in the Company prior to signing this agreement.

9. Successors and Assigns. This Proprietary Rights Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its parent company, and their respective subsidiaries, affiliates, successors and assigns.

Pimi Agro Cleantech Ltd.	The Contractor	Mr. Dan Sztybel

By:	Date:	Date:

Title:	Title:

Date:	Date: